Exhibit 10.7.1

AMENDMENT NUMBER 1
TO
THE MACERICH COMPANY
ELIGIBLE DIRECTORS’ DEFERRED COMPENSATION/PHANTOM STOCK PLAN
(As Amended and Restated as of January 1, 2005)

WHEREAS, The Macerich Company (the “Company”) has established and maintains The Macerich Company Eligible Directors’ Deferred Compensation/Phantom Stock Plan (As Amended and Restated Effective as of January 1, 2005) (the “Plan”) to permit Eligible Directors (as defined in the Plan) to defer compensation and link that compensation to an equity interest in the Company; and

WHEREAS, the Plan, as amended and restated effective January 1, 2005, is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”), and Article VII of the Plan provides for the amendment of the Plan to ensure such compliance and to add provisions that so comply; and

WHEREAS, Treasury Regulations and Internal Revenue Service guidance promulgated since the adoption of the Plan necessitate and allow certain amendments to the Plan in order to maintain compliance with Section 409A of the Code; and

WHEREAS, the Company has determined that it is appropriate and desirable to amend the Plan in a manner that complies with such regulations and guidance.

NOW, THEREFORE, the Plan is hereby amended as set forth below, effective January 1, 2009, or such other date or dates as may be specified below.

ARTICLE II
DEFINITIONS

1.               Section 2.6 of the Plan is amended to read as follows:

2.6                                 Change in Control Event

(a)                                  with respect to the provisions of Section 5.5A of the Plan set forth in Appendix A, which apply to the distribution of amounts deferred prior to January 1, 2005 and credited to Prior Cash Accounts, Prior Dividend Equivalent Cash Accounts, Prior Dividend Equivalent Stock Accounts and Prior Stock Unit Accounts, shall have the meaning specified for such term under The Macerich Company Amended and Restated 1994 Incentive Plan, as amended from time to time; and

(b)                                  with respect to the provisions of the Plan that apply to distributions from Current Cash Accounts, Current Dividend Equivalent Cash Accounts, Current Dividend Equivalent Stock Accounts and Current Stock Unit Accounts, shall mean

(1)           the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as

amended (the “Exchange Act”)) (such individual, entity, or group, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of stock possessing 33% or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change of Control; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or successor or (D) any acquisition by a Person having beneficial ownership of more than 50% of the Outstanding Company Voting Securities prior to the acquisition;

(2)           individuals who, as of any date (the “Initial Date”) after the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason, at any time within 12 months following the Initial Date, to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Initial Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board;

(3)           consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case if, following such Business Combination, any Person (excluding any entity resulting from such Business Combination or a parent of any such entity or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or parent of any such entity) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 50% existed prior to the Business Combination; or

(4)           consummation of a sale or other disposition of all or substantially all of the assets of the Company (an “Asset Transfer”), other than a transfer to (A) one or more of the beneficial owners (immediately before the Asset Transfer) of the then-outstanding shares of stock of the Company (“Outstanding Company Stock”) in exchange for or with respect to such Outstanding Company Stock of such beneficial owners, or (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, or (C) a Person that owns, directly or indirectly, 50% or more of the total value or voting power of the Outstanding Company Stock, or (D) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by a Person described in the preceding clause (C).

Each event comprising a Change in Control Event under this Subsection (b) is intended to constitute a “change in ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company as such terms are defined for purposes of Section 409A of the Internal Revenue Code and such definition of “Change in Control Event” as used herein shall be interpreted consistently therewith.

ARTICLE IV
DEFERRAL ELECTIONS

2.               Section 4.2 of the Plan is amended by adding a new subsection (c) thereto to be effective January 1, 2008, to read as follows:

(c)   2008 Distribution Elections.  Notwithstanding the provisions of Sections 4.1, 4.2(a), 4.2(b) and 5.5 hereof, a Participant may elect to change his or her distribution election with respect to his or her Current Cash Accounts, Current Dividend Equivalent Cash Accounts, Current Dividend Equivalent Stock Accounts and Current Stock Unit Accounts from among the optional times and forms of distribution set forth in Section 5.5(a) by filing a new election with the Committee on or after January 1, 2008 and on or before December 31, 2008.  Any such election change shall apply only to amounts that would not otherwise be payable in 2008 and shall not cause any amount to be paid in 2008 that would not otherwise be payable in 2008.

ARTICLE V
DEFERRAL ACCOUNTS

3.               Section 5.5(f) of the Plan is amended in its entirety to read as follows:

(f)    Small Benefit Exception.  Notwithstanding any other provision of this Plan to the contrary, if at the time any partial or installment distribution is to be made to an Eligible Director hereunder the total vested balance remaining in the Eligible Director’s Current Cash Account and Current Dividend Equivalent Cash Account is less than $2,000 and the number of vested Units credited to the Eligible Director’s Current Stock Unit Account of Current Dividend Equivalent Stock Account is less than 100, then all such remaining vested balances and vested Units shall be distributed in a lump sum on the date scheduled for such partial or installment distribution.  This provision is intended to comply with Treasury Regulations Section 1.409A-2(b)(2)(iii) and shall be interpreted accordingly.

4.               Section 5.5 of the Plan is amended by adding a new subsection (g) thereto to read as follows:

(g)   Distributions to Specified Employees.  Notwithstanding any other provision of this Plan to the contrary, and solely to the extent that a delay in payment is required in order to avoid the imposition of any tax under Section 409A of the Code, if an Eligible Director is a “specified employee” for purposes of Section 409A(a)(2)(B) of the Code, and any amounts to be distributed under this Agreement are considered to be non-qualified deferred compensation payable in connection with the Eligible Director’s separation from service with the Company for purposes of Section 409A of the Code, which otherwise would be payable at any time during the six-month period immediately following such separation from service, then such amounts shall not be paid prior to, and shall instead be payable in a lump sum within ten (10) business days following, the expiration of such six-month period.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this amendment this 11th day of December, 2008.

THE MACERICH COMPANY

By	/s/ Richard A. Bayer
Richard A. Bayer
Senior Executive Vice President, Chief
Legal Officer & Secretary